Exhibit 99.2

Overview of Kentucky Bancshares, Inc. 12/31/201

Total Full time Equivalent Employees 236

Year to Date Net Interest Margin3.28%

Year to Date Efficiency Ratio72.9%

Tangible Common Equity Ratio (excluding PPP)29.7%

Leverage Ratio9.9%

Reserves / Gross Loans Held For Investment (excluding PPP)21.36%

Year to Date Net Charge Offs / Average Loans0.04%

Non-performing Assets3 / Assets0.48%

Reserves / Non-performing Loans3187.7%

Loan Modifications / Gross Loans Held For Investment (excluding PPP) 2 0.2%

Loan Composition

Construction                                                                                      2%

Residential Real Estate 1-4 Family                                                             38%

Owner Occupied Commercial Real Estate                    19%

Nonowner Occupied Commercial Real Estate             14%

Multifamily                                                                                            6%

Commercial and Industrial 11%

Consumer                                                                                                3%

Other                                                                                                      7%

           100%

Deposit Composition

Noninterest Bearing                                                                    32%

MMDA/Savings/Other                                                                           22%

Time < $100,000                                                                                    8%

Time >= $100,000                                                                                10%

Other Transaction                                                                               28%

100%

1.	Unaudited.
2.	Total SBA Paycheck Protection Program loan balances of approximately $41 million.
3.	Non-performing loans include nonaccrual loans (less portion guaranteed by US government), loans 90+ days past due, and troubled debt restructurings. Non-performing assets include non-performing loans plus Other Real Estate Owned.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this presentation relating to Kentucky Bancshares, Inc. (“KTYB”, the “Company”, “we”, “our” or “us”) contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the federal securities laws. These statements are not historical facts or assurances of future performance, but rather statements based on our current expectations regarding our business strategies and their intended results and our future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “potential,” “may,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of KTYB and its management about future events. These forward-looking statements are based on management’s current expectations. While management believes such statements to be reasonable, KTYB cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements due to various risks and uncertainties.  Therefore, you should not rely on any of these forward-looking statements.  We refer you to the documents KTYB files from time to time with the Securities Exchange Commission, especially KTYB’s last filed Form 10-K and Form 10-Q.  These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.  You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences. Investors are cautioned that many of the assumptions upon which KTYB's forward-looking statements are based are likely to change after the forward-looking statements are made due to uncertainties KTYB cannot control. The forward-looking statements in this presentation are made as of the date of the release and the Company does not assume any responsibility or obligation to update these statements, whether as a result of new information, future developments or otherwise.  Information based on other sources is believed by management of the Company to be reliable, but such information has not been independently verified. Unaudited Data: Certain financial data presented herein is unaudited (which is indicated by footnote).  To the extent any of the financial data presented herein includes annualized, pro forma, projected or estimated numbers, such data is used for illustrative purpose only, are not forecasts and may not reflect actual results.